UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) October 30, 2008

ASIA ATLANTIC RESOURCES
(Exact name of registrant as specified in its chapter)

Nevada	333-146572	00-0000000
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)
113 Warrick Street, Coquitlam, B.C., Canada		V3K 5L3
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 206-339-4977

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Form 8-K	Asia Atlantic Explorations Inc.	Page 2

INFORMATION TO BE INCLUDED IN REPORT

Item 5.01. Changes in Control of Registrant.

On ,October 29, 2008, there was a change in control in the voting shares of Asia Atlantic Resources. The basis of the change in control was the sale of 2,000,000 restricted shares of the companies common stock owned Christopher Murphy to Patricia Cooke.

Prior to the sale, no shareholder beneficially owned 5% or more of the issued and outstanding shares of common stock, with the exception of Christopher Murphy, who owned 26.32% of the issued and outstanding shares of Asia Atlantic Resources common stock.

As a result of the sale, Ms. Cooke owns 2,000,000 shares. On October 29, 2008 Asia Atlantic Resources had issued and outstanding 7,600,000 shares of its Common Stock; accordingly Ms. Cooke owns 26.32% of the company’s common stock.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 29, 2008, Christopher Murphy resigned as the president and CEO of Asia Atlantic .

Also, on October 29, 2008, Patricia Cooke consented to and was appointed as an additional director of Asia Atlantic by the Board of Directors. Ms. Cooke was also appointed the president and CEO of Asia Atlantic on October 29, 2008, by the board of directors.

Patricia Cooke (53 years old) has been the President of Wellington-Cooke Ltd., a corporate services company, since 1994. In this capacity she has served as President and Director on three publicly traded companies. She has also acted as the investor relations contact for two additional publicly traded companies. Wellington-Cooke administers all of the reporting requirements for several companies. Ms. Cooke does not hold a directorship in any other reporting company.

There is no family relationship among the directors or officers.

During the last two years, there has been no transaction or proposed transaction that Asia Atlantic Resources was or is a party to in which Ms. Patricia Cooke had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Asia Atlantic Resources has caused this report to be signed on its behalf by the undersigned duly authorized person.

ASIA ATLANTIC RESOURCES

Dated: October 30, 2008	By:	/s/ Patricia Cooke
Patricia Cooke
President and Director